EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of May 15, 2020 by and among NESCO Holdings, Inc., a Delaware corporation (the “Company”), and Joshua Boone (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer (“CFO”) and Executive desires to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.Position, Duties, and Responsibilities.

a.Executive shall be employed by the Company as CFO with such customary responsibilities, duties, and authority that are consistent with past practices and such other duties that may be reasonably assigned from time to time by the Company’s Chief Executive Officer (the “CEO”). Executive, in carrying out his responsibilities, duties and authority under this Agreement, will report directly to the CEO. Executive will be based in Fort Wayne, IN. Executive’s employment shall commence on June 15, 2020, or such earlier date as mutually agreed between the Company and Executive (the “Effective Date”).

b.During the Employment Term (as defined below), Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, and shall use his best efforts, skills, and abilities to promote its interests. Executive agrees to observe and comply with the rules and policies of the Company as adopted from time to time, including any rules and policies that relate to Executive’s post-termination obligations to the Company. During the Employment Term, it shall not be a violation of this Agreement for Executive to (i) serve on industry trade, civic, charitable boards or committees and, with the prior approval of the board of directors of the Company (the “Board”), for-profit corporate boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments; in each case, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

2.At-Will Employment: Executive’s Representations.

a.The term of Executive’s employment under this Agreement shall commence on the Effective date and shall end on the fourth anniversary of the Effective Date (the “Initial Term”), unless sooner terminated by the Company or Executive in accordance with Section 4 hereof (the “Employment Term”); provided that at the end of the Initial Term and on each subsequent anniversary date thereafter, the Employment Term shall be renewed automatically for a successive one (1) year period unless either the Company or Executive elects not to renew such term by giving written notice thereof at least sixty (60) days prior to the end of the applicable term, subject to earlier termination by the Company or Executive in accordance with Section 4 hereof. For purposes of this Agreement, (i) the Company’s election not to renew the Initial Term or any successive term thereafter shall be treated as a termination of Executive’s employment by the Company without Cause upon the expiration of such term and (ii) the “Employment Term” means the period during which Executive shall be employed by the Company pursuant to the terms of this Agreement.

b.On the date on which Executive’s employment with the Company terminates, for whatever reason, unless specifically otherwise agreed in writing between Executive and the Company, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with the Company.

c.Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other written or oral agreement(s) or policies to which Executive is a party or otherwise bound, or that may restrict or adversely impact Executive’s ability to enter into this Agreement and/or perform Executive’s duties hereunder.

3.Compensation and Benefits. Executive will be eligible to receive the following compensation and benefits during the Employment Term:

a.Annual Base Salary. In consideration of the services to be rendered by Executive under this Agreement, the Company will pay Executive an annual salary of $385,000 (as adjusted herein, the “Salary”), less all applicable local, state, and federal taxes, and other withholdings and deductions required by law or authorized by Executive, which shall be payable at the times and in the installments consistent with the Company’s existing payroll practices. The Salary shall be increased to $400,000 beginning January 1, 2021, and thereafter the Salary shall be reviewed from time to time, but no less frequently than annually, by the Board or a committee thereof for purposes of potential increase. Any such increase shall be determined in the sole discretion of the Board.

b.Annual Bonus. For each calendar year occurring during the Employment Term, Executive will be eligible for an annual cash bonus with respect to the year of employment completed as of such date equal to a target amount of fifty percent (50%) (“Bonus Target”) of Executive’s then applicable Salary and up to a maximum amount of one hundred percent (100%) of Executive’s then applicable Salary (the “Bonus”), as determined in the sole discretion of the Company and based upon the achievement of performance metrics established within the first three (3) months of each calendar year during the Employment Term and such other factors as may be determined in the discretion of the Board. Any Bonus earned by Executive as determined by the Board in its discretion, which may be higher or lower than the Bonus Target, shall be paid to Executive as soon as reasonably practicable following the end of the applicable calendar year, but in no event later than the last day to qualify such Bonus as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) and no later than March 15th of the following calendar year. Provided the Effective Date occurs on or before June 15, 2020, for calendar year 2020, the Bonus shall be no less than $288,750, subject to Section 4 hereof. If the Effective Date occurs after June 15, 2020, the Bonus shall be pro-rated based on the Effective Date of this Agreement at a target amount of seventy-five percent (75%) of Executive’s Salary, subject to Section 4 hereof.

c.Equity Participation.

i.Initial Award. Executive shall be entitled to an initial one-time award of 500,000 stock options in the Company (the “Options”) and 200,000 restricted stock units (the “RSUs”), granted under the Company’s Amended and Restated 2019 Omnibus Incentive Plan (“Plan”). The Options will (i) be granted as soon as practicable (but not more than five days) following the Effective Date, be subject to vesting in 4 equal annual installments (subject to Section 4), have an exercise price equal to $3.00 per share (but not less than fair market value on the date of grant, and (iv) have a ten (10) year term. The RSUs will (a) be granted as soon as practicable (but not more than five days) following the Effective Date, (b) be subject to vesting in 4 equal annual installments (subject to Section 4), (c) with fifty percent (50%) of the RSUs deemed earned if the Company’s ten day average closing stock price on the New York Stock Exchange equals or exceeds $6.00 per share and (d) the remaining fifty percent (50%) deemed earned if the Company’s ten day average closing stock price on the New York Stock Exchange equals or exceeds $10.00 per share, in each case of (c)and (d), while Executive remains employed with the Company. The Options and the RSUs will be granted pursuant to a separate stock option agreement and restricted stock unit agreement, respectively, on the Company’s standard forms (the “Equity Agreements”), which shall be in substantially the forms previously provided to Executive. In the event of any conflict between the terms of the Equity Agreements and this Agreement, the terms of this Agreement shall control.

ii.Annual Awards. The Executive will also be eligible to participate and receive awards, on an annual basis and as determined by the Board, under the Company’s Amended and Restated 2019 Omnibus Incentive Plan (“Annual Grants”). The Annual Grants shall initially have a grant date target value equal to thirty percent (30%) of Executive’s then applicable Salary, subject to upwards or downwards adjustment by the Board in subsequent years. The Annual Grants will be granted pursuant to separate award agreements (such agreements, together with the Equity Agreements, the “Award Agreements”). Executive’s first Annual Grant is expected to occur during the first quarter of calendar year 2021.

d.Sign-On Bonus. In consideration of the promises contained herein and to assist in Executive’s relocation to Fort Wayne, IN, Executive shall receive a one-time cash bonus equal to $100,000, payable as soon as practicable following the Effective Date, less any required withholdings (the “Sign-on Bonus”). If Executive resigns employment with the Company without Good Reason or if the Company terminates Executive’s employment for Cause (as defined below), in either case, before the first anniversary of the Effective Date, Executive agrees to repay the full amount of the Sign-on Bonus.

e.Benefits. The Company and Executive acknowledge and agree that during the Employment Term, Executive shall be entitled to participate in certain employee benefits plans, programs and arrangements, as offered by the Company to similarly-situated senior executives of the Company. These employee benefits shall be governed by the applicable documents, which are subject to change.

f.Paid Time Off. During the Employment Term, Executive will be entitled to twenty (20) work days of paid time off each calendar year. PTO must be scheduled with sufficient advance notice to take into account the Company’s business needs. Executive will also be entitled to paid holidays in accordance with the Company’s holiday policy.

g.Business Expenses. During the Employment Term, Executive shall be reimbursed for all reasonable, ordinary, and necessary expenses incurred for business activities on behalf of the Company by Executive in the performance of his duties. All reimbursable expenses must be appropriately documented in reasonable detail by Executive and submitted in accordance with the travel and business expense reimbursement policy of the Company in effect at that time.

h.Company Automobile. During the Employment Term, the Company shall provide Executive with either a Company vehicle or automobile allowance in either case at a level commensurate from time to time with comparable benefits provided to other Company executives.

4.Termination of Employment.

a.Termination Due to Death or Disability. Executive’s employment will terminate upon his death or may be terminated by the Company as a result of Executive’s Disability. For purposes of this Agreement, “Disability” shall refer to Executive’s physical or mental disability preventing him from carrying out substantially all of his duties under this Agreement, with reasonable accommodation, for a period of six (6) consecutive months (or twenty-five (25) weeks in any twelve (12)-month period). If Executive and the Company disagree as to the existence of a Disability, the dispute shall be resolved by an independent medical doctor selected by Executive and acceptable to the Company, such acceptance not to be unreasonably withheld.

b.Involuntary Termination for Cause. Executive’s employment hereunder may be terminated immediately by the Company, at any time, for Cause by written notice. For purposes of this Agreement, “Cause” shall mean (A) the Executive’s material breach of this Agreement or any other material agreement entered into between Executive and the Company, including the Restrictive Covenant Agreement (as defined below), (B) the Executive’s gross negligence (other than as a result of disability) or willful misconduct in carrying out his duties hereunder, resulting in harm to the Company, (C) the Executive’s material breach of any of his fiduciary obligations as an officer of the Company, including without limitation an act of fraud, conversion, misappropriation, or embezzlement by the Executive involving the assets of the Company or its affiliates or in the performance of Executive’s duties, or (D) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendere by the Executive with respect to, a felony or any other crime for which fraud or dishonesty is a material element, excluding traffic violations, provided, however, the Company shall not be permitted to terminate the Executive for Cause pursuant to subsections (A), (B), or (C) if the Company shall not have previously provided the Executive with a one-time only written notice from the Company that the Executive committed any act set forth in subsections (A), (C) or (C) which the Executive failed to cure within thirty (30) days following receipt of such notice.

c.Termination Without Cause. The Company may terminate Executive’s employment and this Agreement without Cause at any time by providing written notice to Executive.

d.Resignation from the Company without Good Reason. Executive may resign his employment with the Company and terminate this Agreement at any time without Good Reason by providing sixty (60) days’ written notice to the Company.

e.Resignation from the Company for Good Reason. Executive may terminate his employment and this Agreement for Good Reason by written notice to the Company setting forth the details regarding the events which Executive asserts constitute “Good Reason” (a “Notice of Good Reason”). “Good Reason” shall mean any of the following events: (i) a material reduction in Executive’s Salary or a material reduction in Bonus Target opportunity (as a percentage of Salary), other than a reduction of less than 10% made as part of an across-the-board reduction of cash compensation of all similarly situated senior executives; (ii) a material and sustained diminution in Executive’s title, authority, duties and responsibilities (including reporting responsibilities) that is inconsistent with Executive’s title or position; (iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles; (iv) any breach by the Company of a material obligation under this Agreement; or (v) any failure of a third party purchaser of all or substantially all of the assets of the Company to expressly assume the Company’s obligations under this Agreement; provided that any event described in clauses (i) through (v) shall not constitute “Good Reason” unless the Company fails to cure or cause to be cured such event within thirty (30) days after receipt from Executive of Notice of Good Reason; and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s actual knowledge thereof, unless Executive has delivered a Notice of Good Reason prior to such date.

f.Benefits upon Termination.

i.Accrued Payments. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive a lump sum payment equal to Executive’s earned but unpaid Salary through the date of termination, any Bonus if declared or earned but not yet paid for a completed calendar year, any expenses owed to Executive, any accrued PTO owed to Executive, and any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

ii.Termination Due to Death or Disability. In addition to the amounts payable under Section 4(f)(i), in the event Executive’s employment terminates as a result of death or as a result of a termination by the Company due to Executive’s Disability pursuant to Section 4(a), Executive (or Executive’s estate) shall be entitled to (i) a pro-rated portion of Executive’s Bonus for the year of such termination, based on actual performance achieved, as determined by the Board and paid to Executive when bonuses for such year are paid in the ordinary course to senior executives of the Company, (ii) any Bonus if declared or earned but not yet paid for a completed calendar year and (iii) accelerated vesting of any equity awards held by Executive that vest solely based on service-based criteria and which are scheduled to vest within one year of the Date of Termination. In addition, any equity awards held by Executive that vest based on performance- based criteria shall remain eligible to vest for one year following the Date of Termination, subject to the applicable performance criteria contained therein. Any equity awards not otherwise vested at the end of the one year period following Executive’s termination of employment as a result of death or Disability shall be forfeited for no consideration.

iii.Termination Without Cause (including a Company Non-Renewal of the Employment Term). In addition to the amounts payable under Section 4(f)(i), in the event that the Company terminates Executive’s employment as a result of a non-renewal of the Employment term or without Cause pursuant to Section 2(a) or Section 4(c), respectively, subject to (x) Executive’s executing, and not subsequently revoking, a general release of all claims arising under this Agreement or otherwise related to Executive’s employment by the Company in substantially the form attached hereto as Exhibit A (a “Release”), in accordance with Section 16(d), and (y)

Executive’s continued compliance with the Restrictive Covenant Agreement (as defined in Section 5), the Company shall (A) continue to pay, in accordance with its normal payroll practices, Executive’s Salary for the period beginning on the date of termination of Executive’s employment (the “Date of Termination”) and ending on the (i) six (6)-month anniversary of the Date of Termination if such Date of Termination occurs prior to the second anniversary of the Effective Date, (ii) nine (9)-month anniversary of the Date of Termination if such Date of Termination occurs between the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date or (iii) twelve (12)-month anniversary of the Date of Termination if such Date of Termination occurs either (I) on or after the third anniversary of the Effective Date or (II) upon or following the occurrence of a Change in Control (as defined in the Plan, and any such period under this clause (A), the “Severance Period”), (B) during the Severance Period, pay Executive a monthly cash amount, less taxes and withholdings, equal to the premium costs incurred by Executive (and Executive’s spouse and dependents, where applicable) to obtain COBRA coverage pursuant to one of the group health plans sponsored by Company, and (C) pay any Bonus if declared or earned but not yet paid for a completed calendar year (collectively, clauses (A) through (C) are the “Severance Benefits”). Provided Executive signs and does not revoke a Release in accordance with Section 16(d), Executive shall also be entitled to accelerated vesting of any equity awards held by Executive that vest solely based on service-based criteria (including the Options) and which are scheduled to vest within one year of the Date of Termination. In addition, subject to Executive’s executing, and not subsequently revoking, a Release in accordance with Section 16(d), any equity awards held by Executive that vest based on performance-based criteria (including the RSUs) shall remain eligible to vest for one year following the Date of Termination, subject to the applicable performance criteria contained therein. Any equity awards not otherwise vested at the end of the one year period following Executive’s resignation of employment with the Company for Good Reason shall be forfeited for no consideration.

iv.Resignation from the Company for Good Reason. In addition to the amounts payable under Section 4(f)(i), in the event that the Executive resigns Executive’s employment with the Company for Good Reason pursuant to Section 4(e), subject to (x) Executive’s executing, and not subsequently revoking, a Release in accordance with Section 16(d), and (y) Executive’s continued compliance with the Restrictive Covenant Agreement, Executive shall be entitled to (i) the Severance Benefits and (ii) accelerated vesting of any equity awards held by Executive that vest solely based on service-based criteria (including the Options) and which are scheduled to vest within one year of the Date of Termination. In addition, subject to Executive’s executing, and not subsequently revoking, a Release in accordance with Section 16(d), any equity awards held by Executive that vest based on performance-based criteria (including the

RSUs) shall remain eligible to vest for one year following the Date of Termination, subject to the applicable performance criteria contained therein. Any equity awards not otherwise vested at the end of the one year period following Executive’s resignation of employment with the Company for Good Reason shall be forfeited for no consideration.

v.Termination for Cause, or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate pursuant to Section 4(b)) for Cause or pursuant to Section 4(d) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 4(f)(i).

vi.Timing of Payments. Notwithstanding the foregoing: (A) any portion of the Severance Benefits that would be deemed to be deferred compensation under Section 409A of the Code (as defined below) that would otherwise have been paid to Executive or reimbursed before the First Payment Date (as defined in Section 16(d)) shall be made on the First Payment Date; (B) Executive shall not be entitled to any Severance Benefits until Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h); and (C) each payment of Severance Benefits is intended to constitute a separate payment from each other payment of Severance Benefits for purposes of Treasury Regulation Section 1.409A-2(b)(2).

vii.Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by Executive from other employment or self-employment shall not be offset against any obligations of the Company to Executive hereunder.

5.Restrictive Covenants. Executive acknowledges and agrees, as consideration for entering into this Agreement, that Executive is subject to the restrictive covenants set forth in the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreements).

6.Indemnification; Insurance. On the Effective Date, the Company and Executive shall enter into the Company’s customary indemnification agreement for directors and officers. During the Employment Term, and at all times thereafter, the Company will provide Executive with directors’ and officers’ insurance liability coverage to cover any claims arising from her past, present or future activities on behalf of the Company or its affiliates, in the same manner as such insurance is provided to other similarly-situated officers or directors of the Company.

7.Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested, or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:

NESCO Holdings, Inc.
6714 Pointe Inverness Way, Suite 220
Ft. Wayne, IN 46804
Attention: CEO

If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.

8.Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors. The Severance Benefits to which Executive may become entitled pursuant to Section 44(f) of this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees. Executive agrees that his obligations under this Agreement are personal in nature and, without the consent of the Company, he may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder or incorporated herein, provided, however, upon Executive’s death, Executive may assign his rights hereunder to Executive’s estate or heirs.

9.Complete and Final Agreement. Executive agrees that this Agreement, the Award Agreements, the Restrictive Covenant Agreement, and all other agreements referred to herein or therein (collectively, the “Related Agreements”) reflect the complete agreement between the Company and Executive, and that there are no written or oral understandings, promises or agreements related to this Agreement that have been made to him except those contained herein. The Related Agreements constitute the complete and final agreement by and between the Company and Executive, and supersede any and all prior and contemporaneous negotiations, representations, understandings, and agreements between the Company and Executive relating to the matters herein, including, without limitation, any term sheets and offer letters. The Company and Executive further intend that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of the Related Agreements.

10.Construction / Counsel. This Agreement shall be deemed drafted equally by all parties. Its language shall be construed as a whole and according to its fair meaning, with no presumption that any language shall be construed against any party. Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it. Executive acknowledges that he has had adequate opportunity to consult with legal or other counsel of his choosing prior to execution of this Agreement.

11.Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of Indiana, without regard to conflict of law principles.

12.Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations and the parties’ other respective rights, including, without limitation, the provisions of Sections 4, 5 and 6 hereof shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

13.Waiver. No provision of this Agreement may be modified, waived, or discharged unless each of the Company and Executive agrees to such modification, waiver, or discharge in writing. No waiver by the Company or Executive pursuant to this Section 13 of a breach of any condition or provision of this Agreement, or compliance therewith, shall be deemed a waiver of any breach of similar or dissimilar provisions or conditions, or compliance therewith, at the same or at any prior or subsequent time.

14.Mediation and Arbitration. Any dispute that may arise between the Company and Executive in reference to this Agreement or any Related Agreement, or the interpretation, application or construction thereof, and any matter, without limitation, arising out of Executive’s employment with the Company, shall be submitted to mediation using a mediator or mediators and procedures that are mutually acceptable to Executive and the Company. If mediation is not successful, the dispute shall be settled exclusively by arbitration, conducted before three arbitrators in Fort Wayne-Allen County, Indiana in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company or Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 4 and 5 of this Agreement, and Executive and the Company hereby consent that such restraining order or injunction may be granted without requiring the other party to post a bond. Only individuals who are on the AAA register of arbitrators may be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrators shall be valid, binding, final and non-appealable; provided, however, that the Company and Executive agree that the arbitrator shall not be empowered to award punitive damages against any party. The arbitrator or mediator, as the case may be, shall require the non-prevailing party to pay the arbitrator’s or mediator’s full fees and expenses or, if in the arbitrator’s or mediator’s opinion there is no prevailing party, the arbitrator’s or mediator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 14, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator or the mediator, acting in its sole discretion.

15.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

16.Section 409A.

a.Notwithstanding anything to the contrary in this Agreement, if as of the Date of Termination, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as determined by the Company in accordance with Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance thereunder (collectively, “Section 409A”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A), whereupon the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

b.Additionally, in the event that following the date hereof the parties determine that any payments or benefits payable under this Agreement or otherwise may be subject to penalties or taxes under Section 409A, upon Executive’s request, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

c.Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than

December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

d.Notwithstanding anything to the contrary in this Agreement, to the extent that any payments under Section 4 of this Agreement are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within seven (7) days following the Date of Termination, provided that if the Company does not deliver a Release prior to the expiration of such seven (7)-day period, the form of Release attached hereto as Exhibit A shall be deemed delivered to the Executive as of the last day of such seven (7)-day period, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes her acceptance of the Release thereafter, Executive shall not be entitled to the payments otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) required to be made to Executive that are conditioned on the Release shall be made in the later taxable year. For purposes of this Section (d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments due under this Agreement are delayed pursuant to this Section (d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section (d) (iii), on the first payroll period to occur in the subsequent taxable year, if later (either such date, the “First Payment Date”). The Company shall consult with Executive in good faith regarding the implementation of the provisions of Section 4(f) and this Section 16, provided, that neither the Company nor any of its affiliates, nor any of their respective employees, directors, officers, or representatives shall have any liability to Executive with respect thereto.

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IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

NESCO Holdings, Inc.

/s/ Lee Jacobson
Name: Lee Jacobson
Position: Chief Executive Officer
Date: 5/15/2020

EXECUTIVE

/s/ Joshua Boone
Name: Joshua Boone
Date: 5/15/2020